Exhibit 12.1

BNSF RAILWAY COMPANY and SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratio amounts)
(Unaudited)

Six Months Ended June 30,	2007	2006
		(As Adjusted)[a]
Earnings:

Income before income taxes	$1,583	$1,664

Add:
Interest and other fixed charges, excluding capitalized interest	46	60

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	141	125

Distributed income of investees accounted for under the equity method	2	2

Amortization of capitalized interest	1	2

Less: Equity in earnings of investments accounted for
under the equity method	10	10

Total earnings available for fixed charges	$1,763	$1,843

Fixed charges:

Interest and fixed charges	$54	$67

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	141	125

Total fixed charges	$195	$192

Ratio of earnings to fixed charges	9.04x	9.60x

a Prior year numbers have been adjusted for the retrospective adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities. See Note 1 of the Consolidated Financial Statements for additional information.

FORM 10-Q
E-2